Exhibit 99.1

RLI DECLARES REGULAR AND SPECIAL DIVIDEND

PEORIA, ILLINOIS, November 12, 2015 — RLI Corp. (NYSE: RLI) — RLI Corp. announced today its board of directors has declared an extraordinary cash dividend of $2.00 per share of common stock, which is expected to total approximately $87 million, and a regular quarterly cash dividend of $0.19 per share, unchanged from the prior quarter. Both dividends are payable on December 22, 2015, to shareholders of record as of November 30, 2015.

“RLI continues to distinguish itself with outstanding financial results driven by underwriting discipline. Today’s special dividend demonstrates a continuation of disciplined capital management as well,” said RLI Corp. Chairman & CEO Jonathan E. Michael. “As we reported last month, results through the first three quarters were very strong, producing $2.35 of net earnings per share on an 83 combined ratio.”

“Our priority continues to be identifying profitable growth opportunities, which we remain well-positioned to achieve given our capital strength, product-portfolio, and talented employees,” said Michael.

Since the beginning of 2011, RLI has returned more than $640 million to shareholders, including today’s announced dividends, in the form of dividends and share repurchases. RLI’s special dividends are not regular in nature and may or may not occur in the future. Any determination to declare a special dividend, as well as the amount of any special dividend, is based on the company’s financial position, earnings, market conditions and other relevant factors at that time, as determined by the board of directors.

ABOUT RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving diverse, niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by A.M. Best Company, a distinction held by fewer than 10 percent of property and casualty insurance companies in the U.S. RLI has paid and increased dividends for 40 consecutive years and delivered underwriting profits for 19 consecutive years. To learn more about RLI and its 50-year history of financial strength, visit www.rlicorp.com.

MEDIA CONTACT

Aaron Jacoby

Vice President, Corporate Development

309-693-5880

Aaron.Jacoby@rlicorp.com

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